Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$6,967,800.00	$950.41

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated January 29, 2013

HSBC USA Inc. Trigger Performance Securities

$6,967,800 Securities Linked to the EURO STOXX 50® Index due on January 29, 2016

Investment Description

These Trigger Performance Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the EURO STOXX 50® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by the Participation Rate of 135.72%. If the Index Return is less than or equal to zero, HSBC will either repay the full Principal Amount at maturity or, if the Final Level is less than the Trigger Level, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Participation in Positive Index Returns: If the Index Return is greater than zero, HSBC will repay the Principal Amount at maturity plus a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is less than zero, investors may be exposed to the negative Index Return at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Index Return is equal to or less than zero and the Final Level is not less than the Trigger Level, HSBC will repay the Principal Amount at maturity. However, if the Final Level is less than the Trigger Level, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	January 29, 2013

Settlement Date	January 31, 2013

Final Valuation Date[1]	January 25, 2016

Maturity Date[1]	January 29, 2016

1 See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Performance Securities linked to the EURO STOXX 50® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Index	Initial Level	Participation Rate	Trigger Level	CUSIP/ISIN
EURO STOXX 50® Index	2,749.27	135.72%	1,787.03, which is 65.00% of the Initial Level, rounded to two decimal places	40433T422/US40433T4224

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for the distribution arrangement.

	Price to Public		Underwriting Discount		Proceeds to Us
Offering of Securities to Brokerage Accounts	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the EURO STOXX 50® Index	$6,217,700.00	$10.00	$155,442.50	$0.25	$6,062,257.50	$9.75
	Price to Public(1)		Underwriting Discount(1)		Proceeds to Us
Offering of Securities to Advisory Accounts	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the EURO STOXX 50® Index	$731,347.50	$9.75	$0.00	$0.00	$731,347.50	$9.75

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 18 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Index.

♦ You believe the Index will appreciate over the term of the Securities and you are willing to invest in the Securities based on the Participation Rate of 135.72%.

♦ You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦ You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦ You seek an investment with returns based on the performance of companies in the Eurozone.

♦ You are willing to hold the Securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market for the Securities.

♦ You are willing to assume the creditworthiness of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Index.

♦ You believe that the level of the Index will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.

♦ You require an investment designed to provide full return of principal at maturity.

♦ You are unwilling to invest in the Securities based on the Participation Rate of135.72%.

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦ You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦ You do not seek an investment with returns based on the performance of companies in the Eurozone.

♦ You are unable or unwilling to hold the Securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market.

♦ You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security for brokerage accounts; $9.75 per Security for advisory accounts.
Principal Amount	$10.00 per Security. The Payment at Maturity will be based on the Principal Amount.
Term	Approximately 3 years
Trade Date	January 29, 2013
Settlement Date	January 31, 2013
Final Valuation Date	January 25, 2016, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	January 29, 2016, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Index	EURO STOXX 50® Index (Ticker: SX5E)
Trigger Level	1,787.03, which is 65.00% of the Initial Level, rounded to two decimal places.
Participation Rate	135.72%
Payment at Maturity (per $10 Security) [1]

If the Index Return is greater than zero, HSBC will pay a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Return × Participation Rate)]

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment of:

$10 per $10 Security

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return)

Index Return	Final Level – Initial Level Initial Level
Initial Level	2,749.27, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SX5E <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40433T422/US40433T4224

Investment Timeline

The Initial Level and the Trigger Level are determined and the Participation Rate is set.

The Final Level and Index Return are determined on the Final Valuation Date.

If the Index Return is greater than zero, HSBC will pay you a cash payment per Security that provides you with the $10 Principal Amount plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by the Participation Rate, calculated as follows:

$10 + [$10 × (Index Return × Participation Rate)].

If the Index Return is less than or equal to zero and the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment of $10 per $10 Security.

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Index level is above the Trigger Level.

♦	The Participation Rate Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index's return, even if such return is positive. You can receive the full benefit of the Participation Rate from HSBC only if you hold your Securities to maturity.

♦	Certain Built-in Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, hedging costs or, for brokerage account holders, commissions and other compensation paid with respect to the Securities. You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index has appreciated since the Trade Date.

♦	No Interest – HSBC will not make any interest payments with respect to the Securities.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid by brokerage account holders when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	The Securities Are Subject to Risks Associated with Foreign Securities Markets - Because foreign companies or foreign equity securities included in the Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located within the Eurozone, which is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Index and, consequently, on the value of the Securities.

♦	Exchange Rate Risk – The Index is composed of stocks denominated in foreign currencies, the values of which may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are based. Therefore, if the applicable currencies appreciate or

5

depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity

♦	Changes Affecting the Index – The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The reference sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the observed Final Level as well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; dividends; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	Potential HSBC Impact on Price – Trading or transactions by HSBC or any of its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your Securities.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities based on the following terms:

Investment term:	Approximately 3 years

Initial Level:	2,749.27

Trigger Level:	1,787.03 (65.00% of the Initial Level)

Participation Rate:	135.72%

Example 1— The level of the Index increases from the Initial Level of 2,749.27 to a Final Level of 3,024.20. The Index Return is greater than zero and expressed as a formula:

Index Return = (3,024.20 - 2,659.95) / 2,659.95 = 10.00%

Payment at Maturity = $10 + [$10 × (10.00% × 135.72%)] = $11.36

Because the Index Return is equal to 10.00%, the Payment at Maturity is equal to $11.36 per $10.00 Principal Amount of Securities, and the return on the Securities is 13.57% for brokerage account holders and 16.48% for advisory account holders.

Example 2— The Final Level is equal to the Initial Level of 2,749.27. The Index Return is zero and expressed as a formula:

Index Return = (2,749.27 – 2,749.27) / 2,749.27 = 0.00%

Payment at Maturity = $10.00

Because the Index Return is zero, the Payment at Maturity per Security is equal to the original $10.00 Principal Amount per Security (a return of zero percent for brokerage account holders and 2.56% for advisory account holders).

Example 3— The level of the Index decreases from an Initial Level of 2,749.27 to a Final Level of 1,924.49. The Index Return is negative and expressed as a formula:

Index Return = (1,924.49 - 2,749.27) / 2,749.27 = -30.00%

Payment at Maturity = $10.00

Because the Index Return is less than zero, but the Final Level is greater than or equal to the Trigger Level on the Final Valuation Date, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 Principal Amount of Securities (a return of zero percent for brokerage account holders and 2.56% for advisory account holders).

Example 4— The level of the Index decreases from an Initial Level of 2,749.27 to a Final Level of 824.78. The Index Return is negative and expressed as a formula:

Index Return = (824.78 - 2,749.27) / 2,749.27 = -70.00%

Payment at Maturity = $10 + ($10 × -70.00%) = $3.00

Because the Index Return is less than zero and the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the level of the Index on the Final Valuation Date. Therefore, the return on the Securities is -70.00% for brokerage account holders and -69.23% for advisory account holders. In this case, brokerage account holders would incur a loss of 70.00% on the Securities, and advisory account holders would incur a loss of 69.23% on the Securities. If the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index, and you will lose some or all of your Principal Amount at maturity.

7

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Index*	Performance of the Securities

Final Level	Index Return	Participation Rate	Payment at Maturity	Return on Securities per $10.00 Issue Price At Maturity**	Return on Securities per $9.75 Issue Price At Maturity***
5,498.54	100.00%	135.72%	$23.57	135.72%	141.76%
5,223.61	90.00%	135.72%	$22.21	122.15%	127.84%
4,948.69	80.00%	135.72%	$20.86	108.58%	113.92%
4,673.76	70.00%	135.72%	$19.50	95.00%	100.00%
4,398.83	60.00%	135.72%	$18.14	81.43%	86.08%
4,123.91	50.00%	135.72%	$16.79	67.86%	72.16%
3,848.98	40.00%	135.72%	$15.43	54.29%	58.24%
3,574.05	30.00%	135.72%	$14.07	40.72%	44.32%
3,299.12	20.00%	135.72%	$12.71	27.14%	30.40%
3,024.20	10.00%	135.72%	$11.36	13.57%	16.48%
2,749.27	0.00%	N/A	$10.00	0.00%	2.56%
2,474.34	-10.00%	N/A	$10.00	0.00%	2.56%
2,199.42	-20.00%	N/A	$10.00	0.00%	2.56%
1,787.03	-35.00%	N/A	$10.00	0.00%	2.56%
1,649.56	-40.00%	N/A	$6.00	-40.00%	-38.46%
1,374.64	-50.00%	N/A	$5.00	-50.00%	-48.72%
1,099.71	-60.00%	N/A	$4.00	-60.00%	-58.97%
824.78	-70.00%	N/A	$3.00	-70.00%	-69.23%
549.85	-80.00%	N/A	$2.00	-80.00%	-79.49%
274.93	-90.00%	N/A	$1.00	-90.00%	-89.74%
0.00	-100.00%	N/A	$0.00	-100.00%	-100.00%

*. The level of the Index excludes cash dividend payments on the stocks included in the Index.

** The “return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 principal amount of Securities to the purchase price of $10.00 per Security.

*** The “return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 principal amount of Securities to the purchase price of $9.75 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 18 of this pricing supplement.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Index, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Index, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Index, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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The EURO STOXX 50® Index

Description of the Index

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the Index, see “The EURO STOXX 50® Index” on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Index

The following graph sets forth the historical performance of the Index based on the daily historical closing levels from January 29, 2008 to January 29, 2013, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Official Closing Level of the Index on January 29, 2013 was 2,749.27

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for distribution of the Securities to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a price to public of $9.75 per Security and will not receive a sales commission with respect to such sales. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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